                                   EXHIBIT A


         FUNDS WITHHELD COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

                                 by and between

                       FORETHOUGHT LIFE INSURANCE COMPANY

                             (the "CEDING COMPANY")

                                      and

                COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY

                               (the "REINSURER")

                                Dated [-], 2015

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                               TABLE OF CONTENTS

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ARTICLE I DEFINITIONS AND INTERPRETATION                                                                      1

         SECTION 1.1.       DEFINITIONS                                                                       1
         SECTION 1.2.       INTERPRETATION                                                                    6

ARTICLE II EFFECTIVE DATE                                                                                     7

         SECTION 2.1.       EFFECTIVE DATE                                                                    7

ARTICLE III BUSINESS REINSURED; OTHER REINSURANCE TREATIES; INFORMATION; GUARANTY FUND ASSESSMENTS            7

         SECTION 3.1.       FUNDS WITHHELD COINSURANCE                                                        7
         SECTION 3.2.       MODIFIED COINSURANCE                                                              7
         SECTION 3.3.       INITIAL CONSIDERATION                                                             7
         SECTION 3.4.       FOLLOW THE FORTUNES                                                              10
         SECTION 3.5.       INFORMATION; AUDITS                                                              10
         SECTION 3.6.       CONFIDENTIAL INFORMATION                                                         11
         SECTION 3.7.       OTHER REINSURANCE TREATIES                                                       11
         SECTION 3.8.       NON-GUARANTEED ELEMENTS; ECONOMIC RESERVES                                       11
         SECTION 3.9.       PREMIUM TAXES AND GUARANTY FUND ASSESSMENTS                                      12
         SECTION 3.10.      HARTFORD AGREEMENT                                                               12

ARTICLE IV FUNDS WITHHELD ACCOUNT; CREDIT FOR REINSURANCE FOR GENERAL ACCOUNT LIABILITIES                    13

         SECTION 4.1.       FUNDS WITHHELD ACCOUNT                                                           13
         SECTION 4.2.       CREDIT FOR REINSURANCE                                                           14

ARTICLE V PAYMENT AND REINSURANCE ACCOUNTING                                                                 15

         SECTION 5.1.       ADJUSTMENTS FOR OTHER REINSURANCE                                                15
         SECTION 5.2.       ADJUSTMENTS TO FUNDS WITHHELD ACCOUNT                                            15
         SECTION 5.3.       SEPARATE ACCOUNTS                                                                15

ARTICLE VI REPORTS; SETOFF RIGHTS                                                                            15

         SECTION 6.1.       PERIODIC REPORTS                                                                 15
         SECTION 6.2.       PERIODIC SETTLEMENTS                                                             15
         SECTION 6.3.       OFFSETS                                                                          16

ARTICLE VII REPRESENTATIONS, WARRANTIES AND COVENANTS                                                        16

         SECTION 7.1.       REPRESENTATIONS AND WARRANTIES OF THE CEDING COMPANY                             16
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
         SECTION 7.2.       REPRESENTATIONS AND WARRANTIES OF THE REINSURER                                  16

ARTICLE VIII ADMINISTRATION; EXPENSE ALLOWANCE                                                               17

         SECTION 8.1.       ADMINISTRATION AND EXPENSE ALLOWANCES                                            17

ARTICLE IX TAXES 17

         SECTION 9.1.       TAX STATUS                                                                       17
         SECTION 9.2.       POLICY ACQUISITION EXPENSES                                                      17

ARTICLE X INSOLVENCY                                                                                         18

         SECTION 10.1.      INSOLVENCY OF CEDING COMPANY                                                     18
         SECTION 10.2.      INSOLVENCY OF REINSURER                                                          19

ARTICLE XI ARBITRATION                                                                                       19

         SECTION 11.1.      AGREEMENT TO ARBITRATE                                                           19
         SECTION 11.2.      INITIATION OF ARBITRATION                                                        19
         SECTION 11.3.      APPOINTMENT OF ARBITRATION PANEL                                                 19
         SECTION 11.4.      LOCATION OF ARBITRATION                                                          19
         SECTION 11.5.      ARBITRATION AWARD                                                                19
         SECTION 11.6.      WAIVER OF JURY TRIAL                                                             20

ARTICLE XII OVERSIGHTS, ERRORS AND OMISSIONS                                                                 20

ARTICLE XIII TERMINATION                                                                                     20

         SECTION 13.1.      DURATION                                                                         20
         SECTION 13.2.      TERMINATION                                                                      20
         SECTION 13.3.      SETTLEMENT UPON TERMINATION                                                      21

ARTICLE XIV INDEMNIFICATION                                                                                  21

         SECTION 14.1.      REINSURER'S OBLIGATION TO INDEMNIFY                                              21
         SECTION 14.2.      CEDING COMPANY'S OBLIGATION TO INDEMNIFY                                         21

ARTICLE XV MISCELLANEOUS                                                                                     21

         SECTION 15.1.      CURRENCY                                                                         21
         SECTION 15.2.      NOTICES                                                                          22
         SECTION 15.3.      AMENDMENTS; WAIVER                                                               22
         SECTION 15.4.      SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES                                22
         SECTION 15.5.      DUTY OF COOPERATION                                                              23
         SECTION 15.6.      GOVERNING LAW                                                                    23
         SECTION 15.7.      ENTIRE AGREEMENT                                                                 23
         SECTION 15.8.      SEVERABILITY                                                                     23
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
         SECTION 15.9.      COUNTERPARTS                                                                     23
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INDEX OF SCHEDULES

Schedule 1.1A - Expense Allowance
Schedule 1.1B - Policy Forms Constituting the FLIC Contracts / Quota Share
Schedule 3.3 - Initial Consideration

INDEX OF EXHIBITS

Exhibit A - Form of Periodic Report

INDEX OF ANNEXES

Annex A - Hartford Agreement

                                      iii
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         FUNDS WITHHELD COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

            This Funds Withheld Coinsurance and Modified Coinsurance Agreement (together with the Schedules and Exhibits hereto, this "AGREEMENT"), dated as of [-], 2015, is made by and between FORETHOUGHT LIFE INSURANCE COMPANY, a life insurance company domiciled in the State of Indiana (together with its successors and assigns, the "CEDING COMPANY" or "FLIC"), COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY, a life insurance company domiciled in the Commonwealth of Massachusetts (together with its successors and assigns, the "REINSURER" or "CWA").

                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATION

      SECTION 1.1. DEFINITIONS. The following terms, when used in this Agreement, shall have the meanings set forth in this Section 1.1. The terms defined below shall be deemed to refer to the singular or plural, as the context requires.

            (a) "AFFILIATE" of any Person means another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise (except as a result of an office or other official position).

            (b) "AGREEMENT" shall have the meaning set forth in the recitals.

            (c) "APPLICABLE LAW" means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, order, writ, injunction, judgment, permit, governmental agreement or decree applicable to a Person or any of such Person's subsidiaries, properties, assets, or to such Person's officers, directors, managing directors, employees or agents in their capacity as such.

            (d) "BUSINESS DAY" means a Monday, Tuesday, Wednesday, Thursday, or Friday on which banking institutions in the State of Indiana or the Commonwealth of Massachusetts are not obligated by Applicable Law to close.

            (e) "CEDING COMPANY" shall have the meaning set forth in the preamble.

            (f) "CEDING COMPANY INDEMNITEES" shall have the meaning set forth in
Section 14.1.

            (g) "CHARGED PREMIUM TAXES AND ASSESSMENTS" shall have the meaning set forth in Section 3.9.

            (h) "CODE" means the Internal Revenue Code of 1986, as from time to time amended.

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            (i) "COLLATERAL DATE" means, in respect of any quarter, the day which is forty-five days following the end of such quarter or if not a Business Day, the next succeeding Business Day.

            (j) "COMMISSION ALLOWANCE" means, as of the Effective Date, an annual amount equal to the Reinsurer's Quota Share of compensation (including both up front and trail commissions) with respect to the FLIC Contracts to or for the benefit of the distributors who marketed or produced the FLIC Contracts.

            (k) "DISTRIBUTOR" means Morgan Stanley Wealth Management or any of its Affiliates or employees.

            (l) "ECONOMIC RESERVES" means the CWA Economic Reserves as defined in the Retrocession Agreement.

            (m) "EFFECTIVE DATE" means 11:59 p.m. (Eastern Time) on December 31, 2015.

            (n) "ESTIMATED INITIAL REINSURANCE PREMIUM" shall have the meaning set forth in Section 3.3(b).

            (o) "ESTIMATED INITIAL REINSURANCE PREMIUM STATEMENT" shall have the meaning set forth in Section 3.3(b).

            (p) "EXPENSE ALLOWANCE" means an amount determined in accordance with Schedule 1.1A. For the avoidance of doubt, the Expense Allowance includes any marketing allowances.

            (q) "EXTRA CONTRACTUAL OBLIGATIONS" means all liabilities, obligations and expenses relating to the FLIC Contracts (other than those arising under the express terms and conditions, and within the limits, of the FLIC Contracts), whether to contractholders, certificate holders, sponsors, insureds, producers, agents, brokers, Governmental Entities or any other Person, which shall include (A) any liability for damages or claims in excess of applicable policy limits, (B) any liability for statutory or regulatory fines, damages, penalties, forfeitures or similar charges of a penal or disciplinary nature, (C) any payment to the Internal Revenue Service or any other Person resulting from or attributable to any act or omission of the Ceding Company (including errors of product design, language, or administration, or inaccurate or incomplete data maintained in books and records) resulting in non-compliance of any FLIC Contract with the requirements of the Code and (D) any liability for punitive, consequential, tort, bad faith, exemplary, special, treble or any other form of extra contractual damages which arises from any act, error or omission, whether or not intentional, in bad faith or otherwise, including any act, error or omission relating to (1) the form, marketing, underwriting, production, issuance, cancellation or administration of the FLIC Contracts, (2) the investigation, defense, trial, settlement or handling of claims, benefits, distributions, disbursements or any other payments arising out of or relating to the FLIC Contracts or (3) the payment of claims, benefits, distributions, disbursements or any other amounts due or alleged to be due under or in connection with the FLIC Contracts.

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            (r) "FH LIABILITIES" shall mean the liabilities and obligations of
FLIC under the Hartford Agreement.

            (s) "FINAL INITIAL REINSURANCE PREMIUM" shall have the meaning set forth in Section 3.3(b).

            (t) "FLIC CONTRACTS" means the variable annuity contracts (including any riders and endorsements) which (i) have been issued by the Ceding Company on the policy forms listed on Schedule 1.1B on or before the Effective Date or (ii) are issued by the Ceding Company following the Effective Date (x) on the policy forms listed on Schedule 1.1B, which Schedule 1.1B may be updated from time to time by the Ceding Company, with the consent of the Reinsurer which shall not be unreasonably withheld, delayed or conditioned, and (y) pursuant to the underwriting standards, procedures and guidelines in effect as of the Effective Date, with such changes thereto as are consented to by the Reinsurer (such consent not to be unreasonably withheld, delayed or conditioned); PROVIDED that in either case of (i) or (ii), FLIC Contracts shall not include contracts for which the Distributor acts or acted as the sales agent at the time of issuance of such contracts; PROVIDED FURTHER, HOWEVER, that the above proviso shall no longer be operative upon any termination of the FLIC MS Agreement.

            (u) "FLIC DETERMINATIONS AND CONSENTS" shall have the meaning set forth in Section 3.10(b).

            (v) "FLIC GENERAL ACCOUNT" means all assets of the Ceding Company supporting the FLIC Liabilities, other than assets in Separate Accounts maintained by the Ceding Company, as determined in accordance with SAP.

            (w) "FLIC GENERAL ACCOUNT RESERVES" means, as of a date, the amount of reserves as of such date corresponding to the FLIC Liabilities (other than such liabilities payable out of a Separate Account), such amount as determined by the Ceding Company in accordance with SAP, including (A) FLIC Liabilities for policy and contract claims whether known or unknown (other than such liabilities payable out of a Separate Account) and (B) amounts left on deposit. For the avoidance of doubt, FLIC General Account Reserves includes provision under SAP for guaranteed minimum death and living benefits and other general account riders. FLIC General Account Reserves include the effect of Commissioner's Annuity Reserve Valuation Method SA Expense Allowance.

            (x) "FLIC LIABILITIES" means all liabilities and obligations of the Ceding Company based upon or arising out of the express written terms of the FLIC Contracts, after deduction for any cessions under the Other Reinsurance Treaties, but excluding any Extra Contractual Obligations.

            (y) "FLIC MS AGREEMENT" means the Funds Withheld Coinsurance and Modified Coinsurance Agreement, of even date herewith, between FLIC and CWA with respect to the variable annuity contracts for which the Distributor acts or acted as the sales agent at the time of issuance of such contracts, as amended from time to time.

            (z) "FUNDS WITHHELD ACCOUNT" shall have the meaning set forth in
Section 4.1(a).

            (aa) "FUNDS WITHHELD AMOUNT" means the aggregate SAP carrying value of the Funds Withheld Assets.

            (bb) "FUNDS WITHHELD ASSETS" shall have the meaning set forth in
Section 4.1(a).

            (cc) "GOVERNMENTAL ENTITY" shall have the meaning set forth in
Section 7.1(c).

            (dd) "HARTFORD AGREEMENT" shall mean that certain Reinsurance Agreement, made and entered into on April 25, 2012, by and between Hartford Life and FLIC. The Hartford Agreement is attached hereto as Annex A.

            (ee) "HARTFORD LIFE" shall mean Hartford Life and Annuity Insurance Company, a life insurance company domiciled in the State of Connecticut.

            (ff) "INITIAL CONSIDERATION" shall have the meaning set forth in
Section 3.3(a).

            (gg) "INITIAL FUNDS WITHHELD AMOUNT" shall have the meaning set forth in Section 4.1(a).

            (hh) "INITIAL REINSURANCE PREMIUM ADJUSTMENT PERIOD" shall have the meaning set forth in Section 3.3(b).

            (ii) "INITIAL REINSURANCE PREMIUM DEFICIENCY" shall have the meaning set forth in Section 3.3(b).

            (jj) "LIBOR DETERMINATION DATE" means the date as of which Three-Month LIBOR is to be determined, or if such date is not a London Banking Day, the next immediately succeeding London Banking Day.

            (kk) "LONDON BANKING DAY" means any business day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

            (ll) "LOSS" shall have the meaning set forth in Section 14.1.

            (mm) "NEGATIVE INTEREST ADJUSTED DEFICIENCY" shall have the meaning set forth in Section 3.3(b).

            (nn) "NON-GUARANTEED ELEMENTS" means loads and expense charges, credited interest rates, general account contract rates, annuitization purchase rates and other policy features that are subject to change, as applicable, under the FLIC Contracts.

            (oo) "OTHER REINSURANCE TREATIES" means all reinsurance agreements (other than this Agreement) under which any FLIC Contract is reinsured for the benefit of the Ceding Company as such reinsurance agreements may be terminated, non-renewed, renewed or replaced in accordance with Section 3.7.

            (pp) "PERIOD" means a specified period, agreed to by the parties, which shall be no longer than a calendar quarter, commencing on the first day not covered by the last Periodic Report issued up to and including the final day covered in the next Periodic Report. Notwithstanding anything to the contrary, the first Period shall commence on January 1, 2016 and shall end on March 31, 2016. Unless the parties agree otherwise, each Period shall be a calendar quarter.

            (qq) "PERIODIC REPORT" shall mean the report substantially in the form set forth on Exhibit A, with all amounts contained therein calculated in accordance with SAP.

            (rr) "PERSON" means an individual, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, Governmental Entity, or other entity.

            (ss) "POSITIVE INTEREST ADJUSTED DEFICIENCY" shall have the meaning set forth in Section 3.3(b).

            (tt) "QUOTA SHARE" shall mean the Quota Share applicable to such FLIC Contracts as set forth on Schedule 1.1B.

            (uu) "REINSURANCE CREDIT EVENT" shall mean an event that causes the Ceding Company to be unable, for any reason relating solely to the terms of this Agreement or the licensing status of the Reinsurer, to take full statutory financial statement credit for the reinsurance provided by this Agreement in all jurisdictions where the Ceding Company is required to file statutory financial statements.

            (vv) "REINSURANCE PREMIUM" means the Reinsurer's Quota Share of contractholder premiums and considerations received under the FLIC Contracts net of premiums and consideration payable under Other Reinsurance Treaties.

            (ww) "REINSURER" shall have the meaning set forth in the preamble.

            (xx) "REINSURER INDEMNITEES" shall have the meaning set forth in
Section 14.2.

            (yy) "REQUIRED BALANCE" means, for any Collateral Date, an amount equal to the Economic Reserves as of the quarter-end immediately preceding such Collateral Date.

            (zz) "RETROCESSION AGREEMENT" means that certain Retrocession Agreement, of even date herewith, between the Reinsurer and Commonwealth Annuity and Life Reinsurance Company Limited.

            (aaa) "REVISED ESTIMATED INITIAL REINSURANCE PREMIUM" shall have the meaning set forth in Section 3.3(b).

            (bbb) "REVISED ESTIMATED INITIAL REINSURANCE PREMIUM STATEMENT" shall have the meaning set forth in Section 3.3(b).

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            (ccc) "SAP" means, with respect to the Ceding Company, the statutory accounting principles and practices prescribed or permitted by the domiciliary state of the Ceding Company at the time of determination, applied in a manner consistent with the historical reporting of the Ceding Company (modified to the extent required by any changes in Applicable Law or statutory accounting principles).

            (ddd) "SEPARATE ACCOUNTS" means the separate accounts maintained by the Ceding Company with respect to the FLIC Contracts which serve as funding vehicles for the FLIC Contracts.

            (eee) "SEPARATE ACCOUNT FEE INCOME" means the Reinsurer's Quota Share of amounts paid to the FLIC General Account, by the Separate Accounts for fees and expenses under the FLIC Contracts, including but not limited to mortality and expense charges, administrative fees, revenue sharing fees, 12b-1 fees and other fees due and payable thereunder.

            (fff) "SEPARATE ACCOUNT NET CONTRACTHOLDER TRANSFERS"* means, in respect of a specified period, the Reinsurer's Quota Share of (i) the aggregate account value transferred from the Separate Accounts to the FLIC General Account, minus (ii) the aggregate account value transferred from the FLIC General Account to the Separate Accounts. For avoidance of doubt, Separate Account Net Contractholder Transfers excludes changes in Commissioner's Annuity Reserve Valuation Method SA expense allowances and Separate Account Fee Income.

            (ggg) "SETTLEMENT AMOUNT" shall have the meaning set forth in the Form of Periodic Report.

            (hhh) "SETTLEMENT DATE" means a date within ten Business Days following transmittal of a Periodic Report.

            (iii) "THREE-MONTH LIBOR" shall mean for each interest period, the London interbank offered rate for deposits in U.S. dollars having a maturity of three months which appears on Bloomberg: verb "BBAM," 1) "Official BBA Libor Fixings" as of 11:00 a.m. London time, on the related LIBOR Determination Date. If this rate does not appear on Bloomberg: verb "BBAM," 1) "Official BBA Libor Fixings" on that date, the rate for such interest period will be determined on the basis of the rates at which deposits in U.S. dollars, having a maturity of three months and in a principal amount of not less than U.S. $1,000,000, are offered at approximately 11:00 a.m., London time, on the LIBOR Determination Date with respect to that interest period, to prime banks in the London interbank market.

      SECTION 1.2. INTERPRETATION.

            (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, Exhibit or a Schedule to, this Agreement unless otherwise indicated. The Article and Section headings and table of contents contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall

----------
* For use in Exhibit A.

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be deemed to be followed by the words "without limitation." The words "hereof",
"herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless expressly stated otherwise herein. The use of the word "or" shall not be exclusive unless expressly stated otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including successor statutes. References to a Person are also to its successors and permitted assigns.

            (b) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE II
                                 EFFECTIVE DATE

      SECTION 2.1. EFFECTIVE DATE. This Agreement shall become effective as of the Effective Date and shall remain in force unless modified by mutual agreement or terminated as provided for in Article XIII hereof.

                                  ARTICLE III
                BUSINESS REINSURED; OTHER REINSURANCE TREATIES;
                     INFORMATION; GUARANTY FUND ASSESSMENTS

      SECTION 3.1. FUNDS WITHHELD COINSURANCE. As of the Effective Date, the Ceding Company hereby agrees to cede on a funds withheld coinsurance basis to the Reinsurer, and the Reinsurer hereby accepts and agrees to reinsure and indemnify the Ceding Company for, the Quota Share of all FLIC Liabilities giving rise to FLIC General Account Reserves under the FLIC Contracts.

      SECTION 3.2. MODIFIED COINSURANCE. As of the Effective Date, the Ceding Company hereby agrees to cede on a modified coinsurance basis to the Reinsurer, and the Reinsurer hereby accepts and agrees to reinsure and indemnify the Ceding Company for, the Quota Share of (i) all FLIC Liabilities payable out of the Separate Accounts with respect to the FLIC Contracts but excluding any FLIC Liabilities giving rise to FLIC General Account Reserves under the FLIC Contracts and (ii) all FH Liabilities arising from and after the Effective Date.

      SECTION 3.3. INITIAL CONSIDERATION.

            (a) In consideration for the cessions contemplated hereunder, on the date hereof, the Ceding Company or the Reinsurer, as applicable, shall pay to the other party the Initial Consideration in cash by wire transfer of immediately available funds or in mutually agreed assets. The form and amount of the "INITIAL CONSIDERATION" shall be as provided in Schedule 3.3.

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            (b)   Estimated Initial Reinsurance Premium

                  (i) On the date hereof, the Ceding Company shall owe to the Reinsurer the Estimated Initial Reinsurance Premium. In consideration for the reinsurance contemplated hereunder, on the date hereof, the Ceding Company shall transfer to the Reinsurer the Estimated Initial Reinsurance Premium, but shall withhold payment to the Reinsurer of, and shall immediately establish a payable to the Reinsurer for, the Initial Funds Withheld Amount, and concurrently the Reinsurer shall establish a receivable from the Ceding Company for the Initial Funds Withheld Amount. The Ceding Company shall adjust such payable and the Reinsurer shall adjust such receivable accordingly in connection with any adjustment to the Funds Withheld Account as provided in Section 5.2 hereof. For the avoidance of doubt, the Initial Funds Withheld Amount, prior to any adjustments as applicable in Section 3.3(b)(v), shall be $[-].

                  (ii) The Ceding Company has prepared and delivered to the Reinsurer a statement (the "Estimated Initial Reinsurance Premium Statement") setting forth the Ceding Company's good faith calculation of the Estimated Initial Reinsurance Premium, including a statement of each component thereof. The "Estimated Initial Reinsurance Premium," as determined by the Ceding Company, is $[-] being the amount equal to the Quota Share of:

                        1. The FLIC General Account Reserves, as of the Effective Date; minus

                        2. The amount of outstanding policy loans on the FLIC Contracts (net of any unearned policy loan interest on such loans but including amounts of interest due and accrued with respect thereto).

                  (iii) Within 75 days after the date hereof, the Ceding Company shall prepare and deliver to the Reinsurer a revised Estimated Initial Reinsurance Premium Statement (the "Revised Estimated Initial Reinsurance Premium Statement") setting forth the Ceding Company's good faith calculation of any adjustments it deems necessary to the Estimated Initial Reinsurance Premium (the Estimated Initial Reinsurance Premium, as adjusted, the "Revised Estimated Initial Reinsurance Premium"), including a statement of each component thereof.

                  (iv) The Estimated Initial Reinsurance Premium or the Revised Estimated Initial Reinsurance Premium (if applicable) shall be deemed to be the "Final Initial Reinsurance Premium," unless the Reinsurer provides a written notice to the Ceding Company within thirty-five (35) days after the date hereof or after delivery of the Revised Estimated Initial Reinsurance Premium (if applicable) stating the Reinsurer disagrees with one or more of the entries or calculations (or any components thereof) set forth in the Estimated Initial Reinsurance Premium Statement or the Revised Estimated Initial Reinsurance Premium Statement (if applicable) and specifying in reasonable detail each item that the Reinsurer disputes, the amount in dispute for each such disputed item and the reasons supporting the Reinsurer's positions. If the Reinsurer delivers such

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      written notice within such thirty-five (35) day period, the Ceding Company and the Reinsurer shall each negotiate in good faith to resolve the disputed items within ten (10) Business Days beginning on the date the Ceding Company receives the written notice. If the Ceding Company and the Reinsurer reach agreement with respect to any disputed items, the Ceding Company shall revise the Estimated Initial Reinsurance Premium Statement or the Revised Estimated Initial Reinsurance Premium (if applicable) to reflect such agreement and such revised amount shall be the Final Initial Reinsurance Premium.

                  (v) In determining the adjustment payment, a separate determination of the Funds Withheld Account adjustment and the coinsurance adjustment will be made. If (1) the Final Initial Reinsurance Premium (as determined in accordance with this Section 3.3 MINUS (2) the Estimated Initial Reinsurance Premium (such difference, the "Initial Reinsurance Premium Deficiency") is greater than or less than zero, there shall be an adjustment payment as follows:

                        1. If the Initial Reinsurance Premium Deficiency is a positive number, if the positive deficiency relates to the Funds Withheld Account, the Ceding Company shall deposit into the Funds Withheld Account (x) an amount equal to the Initial Reinsurance Premium Deficiency PLUS (y) interest on the Initial Reinsurance Premium Deficiency for each day during the period beginning on the Effective Date and ending on, but not including, the date of such payment of the post-closing adjustment (the "Initial Reinsurance Premium Adjustment Period"), calculated at a rate equal to Three-Month LIBOR as computed on the basis of (i) a 360-day year composed of twelve (12) 30-day months and (ii) daily compounding (the sum of (x) and (y) being the "Positive Interest Adjusted Deficiency"). If the positive deficiency relates to the coinsurance adjustment, the Ceding Company shall deliver to the Reinsurer for deposit via a wire transfer of immediately available funds in the amount of the Positive Interest Adjusted Deficiency and;

                        2. If the Initial Reinsurance Premium Deficiency is a negative number, and the negative deficiency relates to the Funds Withheld Account, the Ceding Company will withdraw the Negative Interest Adjusted Deficiency (as defined below) from the Funds Withheld Account. If the negative deficiency relates to the coinsurance adjustment, the Reinsurer shall pay to the Ceding Company directly via a wire transfer of immediately available funds to the account designated therefore in writing by the Ceding Company (x) an amount equal to the absolute value of the Initial Reinsurance Premium Deficiency PLUS (y) interest on the absolute value of the Initial Reinsurance Premium Deficiency for each day during the Initial Reinsurance

                              Premium Adjustment Period calculated at a rate equal to Three-Month LIBOR as computed on the basis of (i) a 360-day year composed of twelve
                              (12) 30-day months and (ii) daily compounding (the sum of (x) and (y) being the "Negative Interest Adjusted Deficiency"). Any such adjustment payment shall be made within ten (10) Business Days after the date that the Final Initial Reinsurance Premium is deemed to be determined.

      SECTION 3.4. FOLLOW THE FORTUNES. The Reinsurer's liability under this Agreement shall commence on the Effective Date, and all reinsurance with respect to which the Reinsurer shall be liable by virtue of this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, proportion of premiums paid to, and reinsurance recoveries benefiting, the Ceding Company, the true intent of this Agreement being that the Reinsurer shall follow the fortunes of the Ceding Company with respect to the FLIC Liabilities and FH Liabilities, and the Reinsurer shall be bound, without limitation, by all payments and settlements that constitute (i) FLIC Liabilities entered into by the Ceding Company as the administrator of the FLIC Contracts or (ii) FH Liabilities; in each case on and after the Effective Date.

      SECTION 3.5. INFORMATION; AUDITS.

            (a) The Ceding Company shall provide to the Reinsurer all material information available to it relating to the FLIC Liabilities or the FH Liabilities and the Reinsurer agrees to keep such information confidential in accordance with Section 3.6 hereof. Notwithstanding the foregoing, the Ceding Company shall not be required to share any information with the Reinsurer to the extent that (x) the Ceding Company is subject to a confidentiality agreement with respect to such information, or (y) the Ceding Company is prohibited from sharing such information with the Reinsurer pursuant to any Applicable Law relating to the privacy of non-public personal information or otherwise. Failure to provide any such information, or include any claim, policy form or other information relating to the FLIC Liabilities or the FH Liabilities, shall not affect the reinsurance coverage provided for by this Agreement. The Reinsurer shall be responsible for any out-of-pocket costs, expenses and payments (including, without limitation, any fees required in seeking a waiver of confidentiality) in connection with obtaining and providing any such material information or seeking a waiver of any confidentiality pursuant to this Section 3.5(a).

            (b) The Reinsurer, or its duly authorized legal, accounting, and actuarial representatives, shall have access, at reasonable times and upon reasonable notice during the term of this Agreement, to books and records maintained by the Ceding Company which pertain to the reinsurance provided under this Agreement and the employees, accountants and other relevant advisors of the Ceding Company. The Reinsurer shall bear its own expenses in connection with such access and shall promptly reimburse the Ceding Company for any out-of-pocket expenses incurred by the Ceding Company in connection with such access by the Reinsurer and its representatives.

      SECTION 3.6. CONFIDENTIAL INFORMATION. Each of the Ceding Company and the Reinsurer hereby agree to hold confidential and not disclose any client or proprietary information (each as described in the succeeding paragraph) of the other party, except as set forth in this Agreement, unless otherwise agreed to in writing. The foregoing limitation shall not apply to proprietary information to the extent such proprietary information otherwise becomes publicly available, or the disclosure (i) has been mandated by law, (ii) is duly required by external auditors or (iii) is requested or required by a Governmental Entity in connection with a regulatory exam or inquiry. Furthermore, neither the Ceding Company nor the Reinsurer will be prohibited from disclosing such proprietary information to its retrocessionaires or hedge or other risk mitigation counterparties in connection with its retrocession or hedging of all or a portion of the risks ceded hereunder, so long as any such retrocessionaires or hedge counterparties are bound to confidentiality obligations in respect thereof that are substantially similar to those contained herein.

            Client information includes medical, financial and other personal information about proposed, current and former policyowners, insureds, applicants, and beneficiaries of FLIC Contracts. Proprietary information includes but is not limited to underwriting manuals and guidelines, applications and contract forms and premium rates and allowances of the Reinsurer and the Ceding Company. In addition, the Ceding Company and the Reinsurer will comply with relevant privacy legislation. Notwithstanding any provision herein to the contrary, the confidentiality provisions of this Agreement shall survive the termination hereof.

            Notwithstanding any other provision of this Agreement to the contrary, each of the parties hereto may disclose to any Person the tax structure and tax treatment of this Agreement to the extent such Person could be reasonably expected to require knowledge of the tax structure or tax treatment of this Agreement for bona fide tax preparation purposes.

      SECTION 3.7. OTHER REINSURANCE TREATIES.

            (a) The collectability of reinsurance under the Other Reinsurance Treaties with respect to the FLIC Contracts from reinsurers of the Ceding Company shall be at the risk of and for the account of the Ceding Company.

            (b) The Ceding Company shall not terminate, recapture or non-renew any Other Reinsurance Treaty without the Reinsurer's prior consent, not to be unreasonably withheld, conditioned or delayed; PROVIDED, that the Ceding Company may terminate, recapture or non-renew any Other Reinsurance Treaty without the consent of the Reinsurer if, in the reasonable determination of the Ceding Company, such termination, recapture or non-renewal results from (i) an increase in the rates payable under such Other Reinsurance Treaty, or (ii) a material deterioration in the creditworthiness of the reinsurer under such Other Reinsurance Treaty. From and after the date of any such termination, recapture or non-renewal, which the Ceding Company shall promptly notify to the Reinsurer, the Reinsurer shall be liable for, and receive the benefits relating to, the Quota Share of increases to the FLIC Liabilities related to such termination, recapture or non-renewal.

      SECTION 3.8. NON-GUARANTEED ELEMENTS; ECONOMIC RESERVES.

            (a) The Reinsurer will be liable for its Quota Share of all Non-Guaranteed Elements.

            (b) The Ceding Company shall determine Non-Guaranteed Elements under this Agreement only in a manner consistent with the Ceding Company's documented procedures in effect on the Effective Date or, in the absence of such documented procedures, in a manner consistent with the historical practices employed by the Ceding Company in establishing Non-Guaranteed Elements. In either case, the Ceding Company agrees to take into account the recommendations of the Reinsurer in connection with its determination of Non-Guaranteed Elements (whether in response to a change proposed by the Ceding Company or at the initiative of the Reinsurer) with respect thereto.

            (c) With respect to any date of determination, CWA, as ceding company under the Retrocession Agreement, will initially determine the Economic Reserves. CWA will provide such determination (with sufficient and appropriate detail) to FLIC for approval within ten (10) Business Days of delivery of such determination, such approval not to be unreasonably withheld or delayed. If FLIC reasonably and timely objects to CWA's determination, CWA and FLIC will jointly make an alternate determination (which may be the same as CWA's original determination) and such alternate determination will constitute the Economic Reserves hereunder.

      SECTION 3.9. PREMIUM TAXES AND GUARANTY FUND ASSESSMENTS. The Ceding Company will pay (or will cause to be paid) all premium taxes (or other taxes imposed in lieu thereof) ("PREMIUM TAXES") and guaranty fund assessments ("ASSESSMENTS") (whether incurred prior to, on or after the Effective Date) related to the FLIC Contracts. The Reinsurer shall reimburse the Ceding Company for the Quota Share of any and all Premium Taxes and Assessments other than fees characterized as "Class A " or "administrative" fees ("CHARGED PREMIUM TAXES AND ASSESSMENTS") incurred by the Ceding Company on premiums received by the Ceding Company on or after the Effective Date on the FLIC Contracts to the extent allocated to the FLIC General Account. The Ceding Company shall include the amount of such Premium Taxes and Assessments for which it seeks reimbursement following the end of each Period on the Periodic Report for such Period. The Ceding Company shall also deliver to the Reinsurer Premium Taxes and Assessments information reasonably necessary for the Reinsurer to evaluate the correctness of the calculation thereof. The Reinsurer shall pay to the Ceding Company the amount of Premium Taxes and Assessments due as part of the periodic settlement. The Ceding Company shall notify the Reinsurer as soon as possible upon the commencement of an audit or other proceeding that may give rise to a reimbursement obligation under this Section 3.9. The Ceding Company shall not settle or compromise a claim that may give rise to a reimbursement obligation under this Section 3.9 without the Reinsurer's consent. To the extent that the Ceding Company shall obtain a refund or receive credit or any other benefit in respect of all or any part of any Charged Premium Taxes and Assessments that were the subject of reimbursement pursuant to this Section 3.9, the Ceding Company shall promptly pay to the Reinsurer the amount of such refund, credit or other benefit.

      SECTION 3.10. HARTFORD AGREEMENT.

            (a) The Ceding Company shall not amend or terminate the Hartford Agreement or any agreement ancillary thereto without the Reinsurer's prior consent, such consent not to be unreasonably withheld, conditioned or delayed.

            (b) Under the Hartford Agreement, FLIC (as reinsurer thereunder) is permitted or required to make or give various determinations, recommendations, consents, non-consents, concurrences, agreements or rejections relating to the requests, actions or inactions of Hartford Life (as ceding company thereunder) (collectively, "FLIC DETERMINATIONS AND CONSENTS"). FLIC agrees that it will use its reasonable best efforts, as Ceding Company under this Agreement, to timely seek the recommendation of the Reinsurer as to each and every FLIC Determination and Consent (whether such FLIC Determination and Consent is in response to a change proposed by the Reinsurer or at the initiative of FLIC), and to follow such recommendation unless, in the reasonable opinion of FLIC, following such recommendation would have or is likely to have a material adverse effect on FLIC.

                                   ARTICLE IV
           FUNDS WITHHELD ACCOUNT; CREDIT FOR REINSURANCE FOR GENERAL
                              ACCOUNT LIABILITIES

      SECTION 4.1. FUNDS WITHHELD ACCOUNT.

            (a) On the date hereof, the Ceding Company will establish a funds withheld coinsurance account (the "FUNDS WITHHELD ACCOUNT") consisting of assets with an aggregate SAP carrying value equal to the Economic Reserves as of the Effective Date (the "INITIAL FUNDS WITHHELD AMOUNT"). The Funds Withheld Account will be owned, maintained and controlled by the Ceding Company. The assets constituting the Funds Withheld Account (the "FUNDS WITHHELD ASSETS") shall be valued according to their SAP carrying value.

            (b) The Ceding Company hereby grants to the Reinsurer the right to direct investment decisions with respect to the Funds Withheld Assets, including but not limited to delegating the right to direct those investment decisions, subject to compliance with Applicable Law.

            (c) If, as of any Collateral Date, as determined by the Ceding Company and reported to the Reinsurer, the Funds Withheld Amount is (i) less than the Required Balance, the Reinsurer shall, within ten (10) days of such report transfer to the Ceding Company for deposit in the Funds Withheld Account assets with a SAP carrying value equal to such deficiency, or (ii) greater than the Required Balance, the Ceding Company shall within ten (10) days of such report transfer to the Reinsurer Funds Withheld Assets, as selected by the Reinsurer, with a SAP carrying value equal to such excess.

            (d) The Funds Withheld Account shall remain in effect for as long as the Reinsurer has outstanding obligations due under this Agreement or until terminated by mutual agreement. The Funds Withheld Assets shall be unencumbered and shall be subject to withdrawal solely by and under the exclusive control of the Ceding Company, but only for the following purposes:

                  (i) to pay any portion of a periodic settlement due in accordance with Section 6.2 to the extent such portion is not being disputed by the Ceding Company or the Reinsurer, as applicable, in good faith;

                  (ii) to pay to the Ceding Company any amount due to be paid out of the Funds Withheld Account as part of the termination settlement under Section 13.3 to the extent such amount is not being disputed by the Reinsurer in good faith;

                  (iii) to pay to the Reinsurer amounts (x) due to be paid the
                        Reinsurer under Section 4.1(c)(ii) or (y) remaining in the Funds Withheld Account, if any, after the payment of any amounts due to be paid out of the Funds Withheld Account as part of the termination settlement under
                        Section 13.3 to the extent such amount is not being disputed by the Ceding Company in good faith; or

                  (iv) to pay or reimburse the Ceding Company for any other amounts due but not yet recovered from the Reinsurer under this Agreement in order to satisfy liabilities of the Reinsurer under this Agreement to the extent such amounts are not being disputed by the Reinsurer in good faith.

            The Ceding Company shall promptly return to the Funds Withheld Account any assets withdrawn therefrom in excess of the actual amounts required for the purposes set forth above, including amounts of interest accrued with respect thereto at a rate equal to the prime rate of interest as stated in the Federal Reserve Statistical Release H.15. Interest will be earned from the date such assets are withdrawn until they are repaid.

            (e) Upon any termination of the FLIC MS Agreement (i) all "FLIC Contracts" and "FLIC Liabilities" (as defined thereunder) shall be deemed to be and become FLIC Contracts and FLIC Liabilities hereunder, (ii) all assets in the "Funds Withheld Account" (as defined thereunder) shall be transferred to or be deemed transferred to the Funds Withheld Account hereunder and (iii) all other necessary and appropriate accounting and financial adjustments shall be made as mutually agreed by the Ceding Company and the Reinsurer to reflect such events.

      SECTION 4.2. CREDIT FOR REINSURANCE.

            (a) The parties intend that the Ceding Company shall be able to recognize the reinsurance ceded hereunder in its statutory financial statements filed in all jurisdictions where it is required to make such filings. If a Reinsurance Credit Event occurs, the Reinsurer shall within twenty (20) Business Days following the occurrence of such Reinsurance Credit Event, enter into a statutory trust agreement, deliver letters of credit (at the Reinsurer's expense) or provide any other form of security acceptable to the applicable Governmental Entities of all jurisdictions to which the Ceding Company is subject, or take any other action, the effect of which would enable the Ceding Company to receive full statutory reserve credit in all such jurisdictions for reinsurance ceded to the Reinsurer under this Agreement.

            (b) It is understood and agreed that any term or condition required by Applicable Law to be included in this Agreement for the Ceding Company to receive full statutory financial statement credit for the reinsurance provided by this Agreement in all jurisdictions where it is required to file statutory financial statements shall be deemed to be incorporated in this Agreement by reference. Furthermore, the Reinsurer and the Ceding Company agree to act in good faith to amend this Agreement and other documents to the extent required under Applicable Law in order to provide the Ceding Company with such full statutory financial statement credit.

                                   ARTICLE V
                       PAYMENT AND REINSURANCE ACCOUNTING

      SECTION 5.1. ADJUSTMENTS FOR OTHER REINSURANCE. Premium paid or payable by Ceding Company on any Other Reinsurance Treaties in respect of FLIC Contracts shall reduce the amount of Reinsurance Premium that would otherwise be reflected as an increase to the "Settlement Amount" reflected on Exhibit A, and any benefits or allowances received or receivable under Other Reinsurance Treaties in respect of FLIC Contracts shall reduce benefits that would otherwise be reflected as a decrease to the "Settlement Amount" reflected on Exhibit A.

      SECTION 5.2. ADJUSTMENTS TO FUNDS WITHHELD ACCOUNT. The Ceding Company shall adjust the Funds Withheld Account on a periodic basis, no less frequently than quarterly, as reflected in the Periodic Report delivered pursuant to
Section 6.1.

      SECTION 5.3. SEPARATE ACCOUNTS. The Reinsurer will have no legal or equitable interest in any Separate Account or any assets held therein arising solely by virtue of the reinsurance provided pursuant to this Agreement.

                                   ARTICLE VI
                             REPORTS; SETOFF RIGHTS

      SECTION 6.1. PERIODIC REPORTS.

            (a) Within thirty (30) calendar days following the end of each Period, the Ceding Company shall provide the Periodic Report for such Period in the form set forth in Exhibit A. The parties agree that such Periodic Report may contain adjustments and modifications to previously delivered Periodic Reports in respect of prior Periods.

            (b) The Ceding Company shall provide the Reinsurer with supporting calculations with respect to the amounts reflected on the Periodic Report as reasonably requested by the Reinsurer. The Reinsurer and its employees, advisors and agents shall have a reasonable right to review and discuss the Periodic Report with employees, accountants and other relevant advisors of the Ceding Company during normal business hours.

      SECTION 6.2. PERIODIC SETTLEMENTS.

            (a) If the "Settlement Amount" set forth on the Periodic Report reflects a net amount due the Reinsurer, then the Ceding Company shall pay to the Reinsurer such amount. If the "Settlement Amount" set forth on the Periodic Report reflects a net amount due the Ceding Company, then the Reinsurer shall pay to the Ceding Company such amount. The "Settlement Amount", in each case, shall be paid within ten (10) days of delivery of the Periodic Report; PROVIDED, that any such payment that would otherwise be due on a day that is not a Business Day shall be due on the next following Business Day.

            (b) All payments due directly to the Reinsurer or the Ceding Company shall be remitted by wire transfer in immediately available funds.

      SECTION 6.3. OFFSETS. Any debits or credits incurred on or after the Effective Date in favor of or against either the Ceding Company or Reinsurer with respect to this Agreement shall be setoff, and only the net balance shall be paid.

                                  ARTICLE VII
                   REPRESENTATIONS, WARRANTIES AND COVENANTS

      SECTION 7.1. REPRESENTATIONS AND WARRANTIES OF THE CEDING COMPANY. The Ceding Company represents and warrants to the Reinsurer as of the date hereof and, unless otherwise specified in any representation or warranty below, shall be deemed to have represented and warranted as of the Effective Date, as follows:

            (a) The Ceding Company is a corporation duly organized and validly existing under the laws of the State of Indiana and it has the requisite corporate power and authority to perform its obligations under this Agreement.

            (b) This Agreement has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery of this Agreement by the Reinsurer, constitutes a legal, valid and binding obligation of the Ceding Company, enforceable against the Ceding Company in accordance with its terms. The Hartford Agreement is in full force and effect.

            (c) The execution and delivery of this Agreement do not, and the performance by the Ceding Company of its obligations hereunder (including the issuance of FLIC Contracts on and after the Effective Date) will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the articles or certificate of incorporation and by-laws or comparable organizational documents of the Ceding Company, (ii) any contract, permit, order, judgment or decree to which the Ceding Company is a party, (iii) any order of any governmental agency, authority, entity or instrumentality ("GOVERNMENTAL ENTITY") or (iv) any Applicable Law, except for such violations or defaults which would not reasonably be expected to have a material adverse effect on the business being reinsured hereunder or the Ceding Company's ability to satisfy its obligations hereunder.

      SECTION 7.2. REPRESENTATIONS AND WARRANTIES OF THE REINSURER. The Reinsurer represents and warrants to the Ceding Company as of the date hereof and, unless otherwise specified in any representation or warranty below, shall be deemed to have represented and warranted as of the Effective Date, as follows:

            (a) The Reinsurer is a corporation duly organized, validly existing and in good standing (to the extent legally applicable) under the laws of the Commonwealth of Massachusetts and has requisite corporate power and authority to perform its obligations under this Agreement.

            (b) This Agreement has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery of this Agreement by the Ceding Company, constitutes a legal, valid and binding obligation of the Reinsurer, enforceable against the Reinsurer in accordance with its terms.

            (c) The execution and delivery of this Agreement do not, and the performance by the Reinsurer of its obligations hereunder will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the articles or certificate of incorporation and by-laws or comparable organizational documents of the Reinsurer, (ii) any contract, permit, order, judgment or decree to which the Reinsurer is a party,
(iii) any order of any Governmental Entity or (iv) any Applicable Law, except for such violations or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Reinsurer's ability to satisfy its obligations hereunder.

                                  ARTICLE VIII
                       ADMINISTRATION; EXPENSE ALLOWANCE

      SECTION 8.1. ADMINISTRATION AND EXPENSE ALLOWANCES.

            (a) The Ceding Company and the Reinsurer agree that the FLIC Contracts be administered by the Ceding Company in good faith, and the Ceding Company agrees to perform such administrative services: (i) consistent with its current practice and (ii) in material compliance with all Applicable Law and the requirements of the FLIC Contracts. The Ceding Company shall have no liability to the Reinsurer for the administration of the FLIC Contracts, except for bad faith, gross negligence or an intentional breach of this Section 8.1(a).

            (b) For each Period and as part of the periodic settlement contemplated in Section 6.2, the Reinsurer will pay the Ceding Company with respect to each FLIC Contract in force during the applicable Period, its Quota Share of the Expense Allowance for the Ceding Company's administration of such FLIC Contracts. For purposes of this Section 8.1(b), the number of FLIC Contracts in force during any Period shall be the number of FLIC Contracts in force on the first day of such Period.

                                   ARTICLE IX
                                     TAXES

      SECTION 9.1. TAX STATUS. Each of the Ceding Company and the Reinsurer represents and warrants to the other that it is subject to taxation under Subchapter "L" of the Code.

      SECTION 9.2. POLICY ACQUISITION EXPENSES. With respect to this Agreement, the Ceding Company and the Reinsurer jointly elect pursuant to Section 1.848-2(g) of the Income Tax Regulations issued December 1992 as follows:

            (a) For each taxable year, the party with net positive consideration, as defined in Treasury Regulation 1.848-2, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code. Each party filing a Federal income tax return shall attach a schedule to its federal income tax return for the first taxable year for which this election is in effect stating that an election under Treasury Regulations Section 1.848-2(g)(8) has been made for this Agreement.

            (b) The parties agree to exchange information about the amount of net consideration for all reinsurance agreements between them to ensure consistency in computing specified acquisition expenses.

            (c) The Ceding Company will submit a schedule to the Reinsurer by March 1 of each year of its calculation of the net consideration for the preceding calendar year.

            (d) This election is effective for 2015 and will remain in effect for all future taxable years for which this Agreement remains in effect.

                                   ARTICLE X
                                   INSOLVENCY

      SECTION 10.1. INSOLVENCY OF CEDING COMPANY.

            (a) In the event of the insolvency of the Ceding Company, the reinsurance shall be payable directly to the Ceding Company, or to its liquidator, receiver, conservator or statutory successor on the basis of claims filed and allowed in the liquidation proceeding, without diminution because of the insolvency of the Ceding Company.

            (b) The reinsurance shall be payable by the Reinsurer directly to the Ceding Company or to its domiciliary liquidator except where: (i) the contract of insurance or reinsurance specifically provides another payee of such reinsurance in the event of the insolvency of the Ceding Company or (ii) where the Reinsurer, with the consent of the direct insured(s), has assumed such policy obligations of the Ceding Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Ceding Company to such payees. Any such payment made by the Reinsurer in accordance with the foregoing clause (ii) shall discharge the Reinsurer from its related payment obligations to the Ceding Company under this Agreement.

            (c) The liquidator, receiver or statutory successor of the Ceding Company shall give written notice to the Reinsurer of the pendency of each claim against the Ceding Company with respect to any FLIC Liabilities or FH Liabilities within a reasonable time after each such claim is filed in the insolvency, liquidation or rehabilitation proceeding. During the pendency of any such claims, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding in which such claim is to be adjudicated any defense or defenses that the Reinsurer may reasonably deem available to the Ceding Company or its liquidator, receiver or statutory successor. Subject to court approval, the expenses incurred in connection therewith by the Reinsurer shall be chargeable against the Ceding Company as part of the expense of such insolvency, liquidation or rehabilitation to the extent of a proportionate share of any benefit that accrues to the Ceding Company solely as a result of the defense or defenses undertaken by the Reinsurer.

      SECTION 10.2. INSOLVENCY OF REINSURER. In the event of the insolvency, liquidation or rehabilitation of the Reinsurer, the Ceding Company may provide the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with written notice of its intent to terminate all reinsurance in force under this Agreement, regardless of the duration the reinsurance has been in force. The effective date of a termination due to the insolvency, liquidation or rehabilitation of the Reinsurer is at the election of the Ceding Company.

                                   ARTICLE XI
                                  ARBITRATION

      SECTION 11.1. AGREEMENT TO ARBITRATE. All disputes between the parties arising out of this Agreement shall be referred to and settled by arbitration held in accordance with the guidelines set forth in the ARIAS-U.S. PRACTICAL GUIDE TO REINSURANCE ARBITRATION PROCEDURE (2004) (except for the "STREAMLINED ARBITRATION PROCEDURES"); PROVIDED, that, notwithstanding anything to the contrary in the ARIAS-U.S. PRACTICAL GUIDE TO REINSURANCE ARBITRATION PROCEDURE, the arbitrators to be appointed to the arbitration panel shall be appointed in accordance with Section 11.3. It is specifically the intent of both parties that these arbitration provisions will replace any statutory provision, if any, relating to any arbitration procedures the provisions cover.

      SECTION 11.2. INITIATION OF ARBITRATION. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other.

      SECTION 11.3. APPOINTMENT OF ARBITRATION PANEL. The arbitration panel shall consist of three members appointed in accordance with the ARIAS-U.S. NEUTRAL SELECTION PROCEDURE, as then currently in effect (including the suggested guidelines therein), except that the ARIAS-U.S. Executive Director's Office shall be requested to provide its initial list of thirty ARIAS-U.S. Certified Arbitrators exclusively from a pool of arbitrators that shall have no less than ten years of experience in the insurance or reinsurance industry and be active or retired officers of life insurance or life reinsurance companies.

      SECTION 11.4. LOCATION OF ARBITRATION. The arbitration proceeding shall take place in Indianapolis, Indiana; PROVIDED, that the arbitration panel may, for the convenience of the parties and without changing the situs of the arbitration proceeding, take evidence at any place within or without Indianapolis, Indiana.

      SECTION 11.5. ARBITRATION AWARD. The arbitrators shall not be obligated to follow judicial formalities or the rules of evidence and shall make their decisions according to the practice of the reinsurance business. The decision rendered by a majority of the arbitration panel shall be final and binding on the parties. Any award of the arbitration panel may be, alternatively or cumulatively, for money damages, an order requiring the performance of the obligations under this Agreement, or any other appropriate order or remedy. The arbitration panel may award interim relief, including pre-award security. The award shall assign all costs of the arbitration to one or more of the parties in such proportion as the arbitrators determine on an equitable basis, except each party shall bear its own attorneys fees, professional fees and expert witness costs. Judgment upon any award rendered in the arbitration may be entered in any court having jurisdiction.

      SECTION 11.6. WAIVER OF JURY TRIAL. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

                                  ARTICLE XII
                        OVERSIGHTS, ERRORS AND OMISSIONS

            Any inadvertent delays, errors or omissions on the part of one party occurring in connection with its obligations under this Agreement or any transaction hereunder shall not relieve the other party from any liability which would have otherwise attached had such delay, error or omission not occurred.

                                  ARTICLE XIII
                                  TERMINATION

      SECTION 13.1. DURATION. This Agreement shall commence on the Effective Date and continue until the date on which this Agreement is terminated under
Section 13.2, except that under no circumstances shall any termination of this Agreement relieve either party from liability for any breach of this Agreement occurring prior to such termination or from its obligations under Section 3.6.

      SECTION 13.2. TERMINATION.

            (a) This Agreement may be terminated by the mutual written consent of the Reinsurer and the Ceding Company. The Ceding Company shall not withhold its consent in the event it determines in good faith that there is no further current or potential future liability of the Reinsurer hereunder.

            (b) On any day on which the Ceding Company is delinquent in paying amounts due and owing to the Reinsurer under this Agreement, other than amounts that are the subject of a good faith dispute or an error or omission of the type specified in Article XII hereof, the Reinsurer may give the Ceding Company written notice that the reinsurance coverage hereunder shall terminate as of the date of such notice of termination if such overdue amount plus applicable interest thereon is not paid to the Reinsurer within thirty (30) calendar days from the date of such notice.

            (c) With respect to all or a portion of newly issued FLIC Contracts only, either party may, by at least thirty (30) days' prior written notice to the other party, terminate this Agreement effective the month-end immediately following such thirtieth day. Such termination will have no effect upon the reinsurance of FLIC Liabilities or FH Liabilities otherwise subject to this Agreement. In the event of such termination, Schedule 1.1B will be amended to reflect the result thereof.

      SECTION 13.3. SETTLEMENT UPON TERMINATION. Upon the termination of this Agreement in its entirety, the Ceding Company shall recapture all liabilities previously ceded to the Reinsurer and, subject to payment by the Reinsurer of any amounts due to the Ceding Company pursuant to this Section 13.3, the Reinsurer's liability under this Agreement will terminate (PROVIDED that such termination shall not relieve any party of any pre-termination breach of the Agreement). The Ceding Company shall prepare a Periodic Report for the Period ending on the date this Agreement is terminated pursuant to Section 13.2. On the 5th Business Day following the Periodic Report, (a) the parties shall pay any amounts due and owing on such Periodic Report, (b) the Reinsurer shall transfer to the Ceding Company assets with an aggregate fair market value, as jointly agreed by the Ceding Company and the Reinsurer, equal to 100% of the amount representing the Quota Share of the FLIC General Account Reserves, as determined by the Ceding Company as of the date of termination and (c) the Ceding Company shall pay to the Reinsurer (i) the then remaining Funds Withheld Account (or cash or cash equivalents with an equal market value) PLUS (ii) a recapture allowance mutually agreed by the parties, which may be a positive or negative number. The amounts paid pursuant to clause (a) through (c) shall be setoff, and only the balance shall be allowed or paid by the applicable party.

                                  ARTICLE XIV
                                INDEMNIFICATION

      SECTION 14.1. REINSURER'S OBLIGATION TO INDEMNIFY. The Reinsurer hereby indemnifies the Ceding Company and its directors, officers, employees, Affiliates, successors, permitted assigns, agents and representatives (collectively, the "CEDING COMPANY INDEMNITEES") from and against and agrees to hold each of them harmless from any and all claim, damage, loss, liability, fine and expense (including reasonable attorneys' fees and other expenses of investigation in connection with any action, suit or proceeding) (each, a "LOSS") incurred or suffered by the Ceding Company Indemnitees arising out of or resulting from any breach by the Reinsurer of any representation, warranty or term of this Agreement.

      SECTION 14.2. CEDING COMPANY'S OBLIGATION TO INDEMNIFY. The Ceding Company hereby indemnifies the Reinsurer and its directors, officers, employees, Affiliates, successors, permitted assigns, agents and representatives (collectively the "REINSURER INDEMNITEES") from and against and agrees to hold each of them harmless from any and all Losses incurred or suffered by Reinsurer Indemnitees arising out of or resulting from (a) any breach by the Ceding Company of any representation, warranty or term of this Agreement or (b) any litigation, claim, examination, investigation or other proceeding brought by a Person that is neither a party to this Agreement nor an Affiliate of such party, which if brought against the Ceding Company would be an Extra Contractual Obligation.

                                   ARTICLE XV
                                 MISCELLANEOUS

      SECTION 15.1. CURRENCY. All transactions hereunder shall be in United States currency. Any accounting entries expressed in currencies other than United States currency shall, for the purpose of this Agreement, be converted into United States dollars at the rates of exchange in effect on the date on which they are entered in the books of the Ceding Company.

      SECTION 15.2. NOTICES. All notices, requests, demands, approvals and other communications under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by facsimile transmission or (iii) sent by certified, registered or express mail, postage prepaid. Any such notice or other communication shall be deemed given: (a) upon actual delivery, if presented personally, (b) when electronically confirmed, if sent by facsimile transmission and (c) three Business Days following deposit in the United States mail, if sent by certified, registered or express mail, postage prepaid, in each case to the following addresses:

      If to the Reinsurer:

            Commonwealth Annuity and Life Insurance Company
            132 Turnpike Road
            Southborough, MA 01772
            Attn: Nicholas Von Moltke
                  President and CEO
            Telephone No.: (508) 460-2423
            Facsimile No.: (212) 493-0324

         If to the Ceding Company:

            Forethought Life Insurance Company
            Forethought Financial Group
            3200 Southwest Freeway
            Ste. 1300
            Houston, TX 77027
            Telephone No.: (713) 416-4180

      SECTION 15.3. AMENDMENTS; WAIVER.

            (a) Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by each party to this Agreement. Any change or modification to this Agreement shall be null and void unless made by an amendment hereto signed by each party to this Agreement; PROVIDED, HOWEVER, that nothing in this Agreement shall be construed to prohibit the Reinsurer from retroceding all or any portion of the FLIC Liabilities or FH Liabilities reinsured hereunder to any retrocessionaire.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 15.4. SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES.

            (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, and that any purported assignment without the consent of the other party shall be void and of no force or effect.

            (b) No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 15.5. DUTY OF COOPERATION. Each party hereto shall cooperate fully with the other party hereto in all reasonable respects in order to accomplish the objectives of this Agreement.

      SECTION 15.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Indiana, without giving effect to the principles of conflicts of law thereof.

      SECTION 15.7. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the business being reinsured hereunder and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. There are no understandings between the parties with respect to the subject matter of this Agreement other than as expressed herein and therein.

      SECTION 15.8. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Ceding Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

      SECTION 15.9. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall be deemed to have been executed and delivered when each party hereto shall have received a counterpart hereof signed by the other party hereto and then become effective upon the Effective Date.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

                                             FORETHOUGHT LIFE INSURANCE COMPANY


                                             By: _______________________________
                                                 Name:
                                                 Title:


                                             COMMONWEALTH ANNUITY AND
                                             LIFE INSURANCE COMPANY


                                             By: _______________________________
                                                 Name:
                                                 Title:


     SIGNATURE PAGE - FUNDS WITHHELD COINSURANCE AND MODCO AGREEMENT -FLIC